Exhibit (12)

PRIVILEGED AND CONFIDENTIAL

September 18, 2009

EQ Advisors Trust
c/o AXA Equitable Life Insurance Company
1290 Avenue of the Americas

New York, New York 10104

Re:	Reorganizations to Combine Series of a Delaware Statutory Trust

Ladies and Gentlemen:

EQ Advisors Trust, a Delaware statutory trust (“Trust”), on behalf of each of its segregated portfolios of assets (“series”) listed on Schedule A attached hereto (“Schedule A”),1 has requested our opinion as to certain federal income tax consequences of each Acquiring Portfolio’s proposed acquisition of the Target listed on Schedule A opposite its name (each, a “corresponding Target”) pursuant to a Plan of Reorganization and Termination approved and adopted by the Trust’s Board of Trustees (“Board”) at a meeting held on June 2, 2009 (“Plan”).2 The Plan contemplates the following transactions: an Acquiring Portfolio’s acquisition of all of the corresponding Target’s Assets in exchange solely for shares in that Acquiring Portfolio and that Acquiring Portfolio’s assumption of all of that Target’s Liabilities, followed by that Target’s distribution of those shares pro rata to its Shareholders in liquidation thereof (all the foregoing transactions involving each Acquiring Portfolio and a corresponding Target being referred to herein collectively as a “Reorganization”).

In rendering this opinion, we have examined (1) the Plan, (2) the Combined Proxy Statement and Prospectus dated July 10, 2009, regarding the Reorganizations that was furnished in connection with the solicitation of voting instructions by the Board, on the Targets’ behalf, for use at a joint special meeting of their shareholders that was held on September 10, 2009, (3) the related Information Statement dated July 10, 2009, regarding the Reorganizations that was furnished by AXA Equitable Life Insurance Company to owners of its variable life insurance policies or variable annuity contracts or certificates who, as of June 30, 2009, had net premiums

__________________________

1     Each series listed under the heading “Targets” on Schedule A is referred to herein as a “Target,” each series listed under the heading “Acquiring Portfolios” thereon is referred to herein as an “Acquiring Portfolio,” and each Target and Acquiring Portfolio is sometimes referred to herein as a “Portfolio.”

2     Each capitalized term that is not defined herein has the meaning ascribed thereto in the Plan.

K&L|GATES

PRIVILEGED AND CONFIDENTIAL

EQ Advisors Trust
September 18, 2009

or contributions allocated to the investment divisions of its separate accounts that are invested in shares of one or both Targets, and (4) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”). We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties made in the Plan (as contemplated in paragraph 4.3(n) thereof) (each, a “Representation”). We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and as of immediately after the close of business (4:00 p.m., Eastern Time) on the date hereof (“Effective Time”) will be, correct without that qualification. We have also assumed that as to all matters for which a person or entity has represented that such person is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganizations.

OPINION

Based solely on the facts set forth in the Documents and the assumptions described above, and conditioned on all the Representations’ being true and complete at the Effective Time and each Reorganization’s being consummated in accordance with the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), our opinion is as follows with respect to each Reorganization and the Portfolios participating therein and the Shareholders thereof:

          (1)     Target’s transfer of the Assets to Acquiring Portfolio in exchange solely for Acquiring Portfolio Shares and Acquiring Portfolio’s assumption of the Liabilities, followed by Target’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Target Shares and in complete liquidation of Target, will qualify as a “reorganization” (as defined in section 368(a)(1)(D)3), and each Portfolio will be “a party to a reorganization” (within the meaning of section 368(b));

          (2)     Target will recognize no gain or loss on the transfer of the Assets to Acquiring Portfolio in exchange solely for Acquiring Portfolio Shares and Acquiring Portfolio’s assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in exchange for their Target Shares;

___________________________

3    “Section” references are to the Internal Revenue Code of 1986, as amended (“Code”) .

K&L|GATES

PRIVILEGED AND CONFIDENTIAL

EQ Advisors Trust
September 18, 2009

(3) Acquiring Portfolio will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Portfolio Shares and its assumption of the Liabilities;

         (4)     Acquiring Portfolio’s basis in each Asset will be the same as Target’s basis therein immediately before the Reorganization, and Acquiring Portfolio’s holding period for each Asset will include Target’s holding period therefor (except where Acquiring Portfolio’s investment activities have the effect of reducing or eliminating an Asset’s holding period);

(5) A Shareholder will recognize no gain or loss on the exchange of all its Target Shares solely for Acquiring Portfolio Shares pursuant to the Reorganization; and

        (6)     A Shareholder’s aggregate basis in the Acquiring Portfolio Shares it receives in the Reorganization will be the same as the aggregate basis in its Target Shares it actually or constructively surrenders in exchange for those Acquiring Portfolio Shares, and its holding period for those Acquiring Portfolio Shares will include its holding period for those Target Shares, provided the Shareholder holds them as capital assets at the Effective Time.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of either Reorganization on the Portfolios participating therein or the Shareholders thereof with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the regulations thereunder, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“Service”) in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

Our opinion addresses only the specific federal income tax consequences of the Reorganizations set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganizations or any other action (including any taken in

K&L|GATES

PRIVILEGED AND CONFIDENTIAL

EQ Advisors Trust
September 18, 2009

connection therewith). Our opinion also applies with respect to a particular Reorganization only to the extent each Portfolio participating therein is solvent, and we express no opinion about the tax treatment of a Reorganization if either Portfolio participating therein is insolvent. Finally, our opinion is solely for the addressee’s information and use and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours,

/s/ K&L Gates LLP

K&L GATES LLP

SCHEDULE A

TARGETS	ACQUIRING PORTFOLIOS

EQ/Common Stock Index II Portfolio	EQ/Common Stock Index Portfolio

EQ/Small Company Index II Portfolio	EQ/Small Company Index Portfolio